Exhibit 99.2

28-Feb-2017

The Advisory Board Co. (ABCO)

Q4 2016 Earnings Call Transcript

CORPORATE PARTICIPANTS

Robert P. Borchert

VP, Investor Relations, The Advisory Board Co.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

OTHER PARTICIPANTS

Matthew G. Hewitt

Analyst, Craig-Hallum Capital Group LLC

Jamie Stockton

Analyst, Wells Fargo Securities LLC

Mohan Naidu

Analyst, Oppenheimer & Co., Inc.

Sean W. Wieland

Analyst, Piper Jaffray & Co.

Jonathan Yong

Analyst, Bank of America Merrill Lynch

Matthew D. Gillmor, CFA

Analyst, Robert W. Baird & Co., Inc.

Ryan S. Daniels

Analyst, William Blair & Co. LLC

Eric Percher

Analyst, Barclays Capital, Inc.

Nicholas M. Jansen

Analyst, Raymond James & Associates, Inc.

Richard Close

Managing Director, Canaccord Genuity Group, Inc.

Stephanie J. Davis

Analyst, JPMorgan Securities LLC

Shlomo Rosenbaum

Analyst, Stifel, Nicolaus & Co., Inc.

2

MANAGEMENT DISCUSSION SECTION

Operator: Good evening and welcome to The Advisory Board Company's Fourth Quarter 2016 Earnings

Conference Call. All participants will be in listen-only mode. [Operator Instructions] Please also note that this event is being recorded. I would now like to turn the conference over to Mr. Robert Borchert. Please go ahead.

Robert P. Borchert

VP, Investor Relations, The Advisory Board Co.

Thank you, and welcome to The Advisory Board Company’s quarterly conference call for the period ended December 31st, 2016. With me today are Robert Musslewhite, our Chairman and Chief Executive Officer, and Michael Kirshbaum, our Chief Financial Officer.

The webcast of this call will be archived and available beginning this evening in the Investor Relations section of “theadvisoryboardcompany.com” website under News and Events, and will be archived for at least 30 days.

This conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding The Advisory Board Company’s expected quarterly and annual financial performance for calendar 2017. Any statements made during this call that are not historical fact may, therefore, be deemed to be forward-looking statements. In addition, discussions of forecasts, estimates, targets, plans, beliefs, expectations and the like are intended to identify forward-looking statements that may be affected by important factors set forth in The Advisory Board Company’s filings with the Securities and Exchange Commission, and in our fourth quarter news release. Consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. The Company has no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Following our prepared remarks, we would like each analyst to ask only one question, so that everyone in the queue will have an opportunity to pose a question. At this time, I’d like to turn the call over to our CEO, Robert Musslewhite.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Thank you, Robert. I will start with a brief summary of our 2016 financial performance, followed by updates on our Health Care and Education businesses. Then Michael will offer a more detailed review of our financial performance and update you on our financial outlook for 2017 before we open the lines for your questions.

One important note: as you know, on February 6th we announced that our Board of Directors began a process to explore and evaluate a range of potential strategic alternatives focused on maximizing shareholder value. A specific timetable for this review process has not been set, but it may take a number of months to reach a conclusion. We do not intend to comment further on the process at this time. As this process proceeds, we remain focused on running the business, executing on our current strategy, and continuing to deliver outstanding service and value to our members.

Now, turning to our recent performance…

In 2016, total company revenue increased 2.9% over 2015 to more than $800 million. Within this aggregate growth rate, our Education business continued to grow rapidly while our Health Care business overall had a challenging 2016, with revenue declining slightly year-over year. Adjusted EBITDA and EPS continued to grow faster than revenue, due to our scalable business model and capital deployment activities.

3

Our 12/31 contract value increased 2.5% over year-end 2015 to $781.4 million, which was supported by continued strength in renewals across the entire company – research, technology, and data-enabled services – in both our Health Care and Education businesses. We also saw positive sales during the fourth quarter in health care research, Planning 20/20, and strategy and EMR optimization consulting, and across our entire Education business, especially in student success technology.

As we noted in early January, however, the difficult health care sales environment was especially pronounced in November and December following the election, particularly in our technology offerings. We have seen multiple instances of members delaying larger purchases as they reassess their strategy in light of uncertainty about health care policy under the new administration.

As we also shared in January, we took decisive action in this more challenging health care market to focus our technology and consulting offerings on perennial industry challenges that offer significant long-term opportunities -- driving health system growth, reducing care variation, and optimizing the revenue cycle. Our health care members have received this move positively, and we have seen early momentum in rolling out solutions in these areas. While Q1 is always our smallest sales quarter of the annual cycle, we had reasonably good health care bookings performance in January and the first half of February, and strong education bookings performance; so, thus far, we are on plan for the year.

Of course, it is never easy to streamline a portfolio or eliminate positions. However, our tremendously dedicated team has been engaged throughout the process, and people are doing a fantastic job of executing their work to the highest standard across the business.

Now, turning to an update on our health care business…

Clearly we have entered a new wave of change and complexity in health care, and change and complexity are generally very good for us. Over our 35-year history, times of uncertainty have always been when our members have looked to us the most for best practices and guidance on how to navigate uncertain waters. Today is no different - members have flocked to our researchers for guidance on potential regulatory changes, on the complexity of MACRA and its impact on physician relationships with the health system, on finding ways to battle increasing margin pressure, on developing more consumer-friendly operations, and more. As a result, we continue to see strong renewals and the loyalty of the industry's leading membership network of C-level hospital and health system leaders.

November was a vivid example of how our members look to the Advisory Board for insight and advice. Following the presidential election, we quickly rolled out a comprehensive research effort that included webconferences, research articles, and onsite presentations. Our members were incredibly engaged with the work: we had more than 2,000 members participate in our teleconference a week after the election, close to 400 health systems have invited us onsite to present this research, and our story on how the election results would impact the Affordable Care Act was one of the most-read items ever in our subscriber-based Daily Briefing. Overall participation in our web and teleconferences, onsite presentations and national meetings has been at or near record high levels in aggregate, showing how much our members value our insights in times when they face the unknown.

This is because we consistently offer market-leading perspectives on key issues and best practices to help our members better align themselves for future success. These insights lead to new performance improvement opportunities for our members, as well as potential new growth for our Company.

Change and complexity also present challenges, however, as members who expected a continuing and stable regulatory environment now need to reassess their investment strategy, and many health systems are taking more of a wait-and-see approach to major new investment. We see this trend in our new sales, as certain members have postponed large technology decisions and, in some cases, consulting or solutions decisions. The good news here is that members continue to receive extremely high ROI from their work with us, renew their relationships with us at high rates, and express a very strong desire for us to partner with them on their key issues, so I expect our new sales performance to improve as members reorient and any "pause" in decisions abates. In addition, over the medium term, it is clear that our health care members need the value we provide more than ever, and that today’s uncertainty and change will lead to new and more valuable ways for us to help as the future unfolds.

4

Continuous industry change has also allowed us, time and again, to evolve our offerings and value propositions along with members’ evolving needs. The unique value of the Advisory Board strategy is that we start by providing deep best practice insight across every member area of need and then help our members hardwire these best-practice insights into their operations through our award-winning consulting services and incredible enterprise software platform that includes over 60% of U.S. inpatient data. And this work is not only valuable in and of itself, but it is also a stellar platform for new product and business development. We heightened our technology and consulting focus on the key problem areas of health system growth – that is, attracting, retaining, and engaging patients across their ideal network; care variation reduction – that is, delivering the highest standard of care in the most cost effective way by following the best protocols; and revenue cycle optimization – that is, ensuring payment for the services provided to create the financial stability to serve their communities for the long term. And this focus not only helps us deliver comprehensive solutions and tremendous ROI to members across each of these huge areas, but also positions us at the forefront of innovation as these areas evolve, getting direct feedback from our members and able to invest along with them in rolling out valuable new technology and services. This process is driving our extension into exciting and large areas like clinical decision support, consumer marketing and engagement, new forms of EMR optimization, and enterprise analytics.

And as I said before, this virtuous cycle of innovation starts with delivering strong member value. In partnership with our members, our execution has delivered significant ROI for many health systems. At the University of Maryland Medical System, we delivered $20 million in annual savings by helping them unify their physician network to improve patient experience and clinical outcomes. We worked with Tift Regional Health System on physician alignment and care variation initiatives and helped them decrease mortality rates by 66%. And, we recovered $77 million for Cancer Treatment Centers of America through denials management and appeals processes. Overall, in 2016, we had more than $2 billion in member-validated ROI in our health care business alone, and our ability to deliver outstanding value gives us tremendous confidence in our strategy and path of renewed focus in the three areas.

Now, switching gears to our education business … It’s a great time for an update here, because it was almost exactly 10 years ago that we launched EAB after identifying a significant market opportunity to offer insight and value to colleges and universities.

Similar to health care, education is very well-suited to our membership model: it is a large, fragmented industry with complex, common problems, and a willingness to collaborate.

Following the model of our health care business, we started our education work with organically launched best practice research programs. We began with two research programs helping provosts and the heads of student affairs solve their up-at-night challenges. Building on the success and growth of those programs, we now have research programs that reach nearly every key university leadership role; we serve more than 20,000 university administrators annually through our work; and we have built a deep knowledge base of approximately 5,000 best practices that address critical problem areas.

As is the case in our health care business, in education, research memberships are our ultimate differentiator and have been key to our success. Not only are they renewable and highly profitable, but they have also given us outstanding relationships with university leaders, credibility around best practices, and a gathering reservoir of knowledge and expertise about the inner workings of colleges and universities. This knowledge has also proven to be an incredible product development engine which has not only fueled the growth of our education research business, but also seeded technology and data-enabled services offerings that drive significant results for our college and university members, particularly in student success and enrollment.

In fact, our education technology business, projected to be over $60 million in revenue in 2017, came directly out of a research study called “Hardwiring Student Success,” that we completed in 2009 for vice presidents of academic affairs. Out of those best practices, we developed the Student Success Collaborative, a membership that combines analytics, interaction, and workflow technology to help our members support, retain, and graduate more students. Today, with more than 475 million course records in the platform, our student success technology is used to improve student advising and increase student success by identifying and positively influencing choices by at-risk and off-path students. The membership has grown to over 400 institutions in under four years and has garnered significant publicity, including being featured in The New York Times, The Washington Post, and The Chronicle of Higher Education.

5

Taking a step back, the strong performance in our student success and research businesses has driven incredibly robust organic growth within our education business; 2016 contract value for education research and technology was $110 million, which represents 41% organic 5-year CAGR and does not include any financial impact of the Royall acquisition two years ago.

Speaking of Royall, our research also led us to another key component of our education business: data-enabled services for enrollment management. Through our research program for vice presidents of enrollment management, we studied not only best practices in the space but also the opportunity more broadly in the enrollment market, which led to our acquisition of Royall & Company in January 2015. This renewable enrollment management offering leverages massive data assets, deep subject matter expertise, and proprietary digital marketing capabilities to help our members achieve enrollment growth, net tuition revenue growth, and improved student retention far above industry averages. Since fully integrating that business, we have had tremendous success, driving very strong performance and innovation, and introducing more than 20 new capabilities to our clients since the acquisition. This, in turn, has led to superior results for the colleges and universities working with us on enrollment, and also allowed our enrollment business this year to surpass its strong average historical performance on all major operational and financial metrics, including sales, renewal rates, contact value growth, and average revenue per client.

Ultimately, across our education business, as in our health care business, what drives our success is the tangible value we provide our members. With an 8-to-1 first year ROI for our enrollment work and hundreds of case studies of member value across the business, it is no wonder that members want to continue their work with us. In addition, institutional renewal rates of 94% and one hundred percent subscription-based revenues give our education business a stellar economic model.

Each line of business within EAB today is growing at a mid-teens rate or above, and we continue to add to our member base. In 2016, our EAB business reached $225 million in revenue -- the size of the entire Advisory Board Company in 2009.

We are just beginning to penetrate our $8 billion addressable market opportunity, and we have a $1 billion cross sell opportunity today with just our current portfolio of products and our current member base. In addition, we have strong profitability across our education business, with above corporate average gross and EBITDA margins.

Of course, change and complexity are certainly present in education as well, as are the advantages they provide our business. As colleges and universities confront slower demographics in the student population, shrinking state budgets, rising cost concerns, and heightened attention to value and outcomes, we bring to the market an unparalleled portfolio of solutions to address their most important issues. Our assets and insight power ongoing innovation and new program development, and we see many avenues for future growth, including the K-12 market, international, employment outcomes, and additional technology operating systems. Given that, and given the strong economics of our education business which include high renewability, visibility, scalability, and profitability, we are very confident in the overall growth profile and financial outlook of EAB and look forward to a bright future for this business.

With that, I'll turn things over to Michael.

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

Thank you, Robert. Today, I will cover highlights of our fourth quarter and full-year 2016 financial results, a summary of our cash flow and balance sheet highlights, as well as a detailed financial outlook for 2017.

Please refer to today’s press release and slide presentation to review our financial and non-GAAP reconciliation schedules as a supplement to my comments. These can be found in the Investor Relations section of our website advisoryboardcompany.com.

6

A quick summary of our fourth quarter and full-year top-line results on page 11 shows that revenue for the quarter was down 0.5% to $203.9 million, when compared to Q4 last year. As we noted on January 4th, we saw lower sales in November and December, lower-than-expected consulting and risk collection revenue in Q4, as well as some impact from the wind down of several eliminated programs beginning in late 2016 as part of our health care business restructuring.

For the year, 2016 revenue grew 2.9% over 2015. Our Education business, which was 28% of our total revenue in 2016, grew over 20%, which was partially offset by a decline of roughly 3% in Health Care.

Contract value of $781.4 million increased 2.5% over Q4 of last year. As Robert mentioned, this growth came from positive sales across all of our Education offerings, as well as in Health Care research, Planning 20/20, and strategy and EMR optimization consulting, and was supported by continued strength in renewals across our offerings. However during Q4, as we mentioned in early January, we saw a lot of sales variability due to the lack of uniform buying activity in the health care market, which impacted our year-end contract value growth.

Adjusted EBITDA in the fourth quarter was $52.2 million, up 20% from Q4 last year, and EBITDA margin improved 430 basis points due primarily to high incremental profitability from our Education revenue and increased cost management within the quarter. For the year, adjusted EBITDA was $188.3 million, up 9.6% from 2015, with margin expansion of 140 basis points year over year driven by revenue growth from our higher-margin Education offerings, continued scaling of revenue over our fixed cost base, and improved cost management, including reduced bonus accrual to align with our business performance for the year.

Interest expense was $4.4 million in the fourth quarter, a 10.3% decrease from a year ago as we continued to reduce our debt balance and realize the benefits from improved interest rates from our debt refinancing in the fall of 2015.

Our GAAP tax rate was negative in the fourth quarter as we booked additional research and development tax credits from prior years. This tax credit drove our full-year tax rate to 17.5%. We mentioned this opportunity on our third quarter call last November, and worked hard to earn this significant benefit.

Our Q4 and full year 2016 non-GAAP adjusted EPS were $1.03 and $2.24, respectively. Normalizing for the R&D credits, our Q4 tax rate would have been 32.1% and adjusted EPS would have been $0.59, and for the year, our annual tax rate would have been 36.8% and adjusted EPS would have been $1.86, in line with previous guidance.

Our GAAP EPS for the year also includes a gain of $0.73 from the sale of Evolent shares in the third quarter, and a $0.49 dilution gain from Evolent’s acquisition activity in the fourth quarter.

Both the quarter and year also benefitted from lower interest expense and share repurchases due to our focused capital allocation during the year, with our share count decreasing by over 1 million shares from 2015.

We saw improvement in cash flow during the fourth quarter from enhanced cash collections and from the expected timing catch up of cash flow from Royall. Our cash flow from operating activities was $52.8 million for the quarter and $109.2 million for the year. Included in operating cash flow is $17.6 million of tax payments related to our sale of Evolent shares in September, as taxes are recorded as an operating activity compared to the $48.6 million gain that was recorded as an investing activity. Excluding these taxes from operating cash flow, our cash flow from operations for the quarter was $70.4 million, and for the year was $126.8 million.

Our debt balance at December 31, 2016 was $522.1 million, which is approximately 2.8 times our last twelve months adjusted EBITDA. Net of the $91.2 million of cash we currently have on the balance sheet, our net debt to EBITDA ratio is approximately 2.3, which is half a turn lower than our leverage ratio a year ago as we’ve continued to grow EBITDA and pay down debt.

For year-end 2017, we are targeting a gross leverage ratio of less than 2.5 times trailing adjusted EBITDA. Importantly, while not visible on our balance sheet, the gross value our remaining investment in Evolent is worth approximately $180 million based on the EVH closing stock price yesterday.

7

For our detailed financial guidance for 2017, note that these numbers exclude discontinued programs and restructuring costs. In the press release and appendix to our slides we have included a reconciliation of the impact of discontinued programs for adjusted revenue and EBITDA for the four quarters of 2016, which provides an apples-to-apples comparison to our 2017 guidance and reported results.

Given that we are early in the year and recently announced a strategic review process by our Board of Directors, we have decided not to change our revenue and adjusted EBITDA ranges from the preliminary guidance we provided in early January. Of note, the midpoint of our revenue guidance would assume mid to high teens growth in Education and flat to slightly down performance in Health Care. Importantly, we still expect adjusted EBITDA margin to expand approximately 100 to 200 basis points year-over-year based on our restructuring efforts as well as the continued benefit from a scalable model and a positive mix shift towards higher margin programs.

For the year, we expect 2017 operating cash flow to be approximately $135 million, and free cash flow to be approximately $80 million after capital expenditures. Both estimates exclude any restructuring related expenses.

For the quarter ending March 31, 2017, we expect revenue to be in a range of $185 million to $190 million and adjusted EBITDA to be in a range of $37 million to $42 million.

As we mentioned in early January, based on our visibility into revenue pacing, we expect revenue and adjusted EBITDA to be relatively back weighted on the year, and Q1 starts out low based on how we finished sales in 2016 as well as our new sales ramp and the expected timing of consulting delivery both falling later in the quarter.

For revenue, we anticipate sequential quarterly growth ultimately ramping to quarterly revenue of over $215 million in Q4, with sequential growth driven by several key factors: first, we have several large contracts in place with start dates already set for early Q2.  Second, we have visibility into sales and renewals in Royall for the next school year, many of which are already in place and much of the remainder to come in across Q2; additionally, June is always a large sales season in the Health Care business.  Third, we have visibility into our new product roll out schedule for the year, which drives increasing sales across the quarters.  And finally, as we have seen in prior years, we have some year-end risk collection that is expected across Q3 and Q4.

For Adjusted EBITDA, we anticipate a similar quarterly pattern to revenue, as expenses will largely be flat across the year and a high portion of incremental revenue will flow through to Adjusted EBITDA.

As we move through the year, the primary metrics to measure our success will continue to be contract value growth as an indicator of future revenue growth, EBITDA margin improvement, and EPS and cash flow performance.

One final note: we expect to file a Form 12b-25 tomorrow with the SEC providing us with a 15-day extension to file our annual report on Form 10-K as we continue to work to complete the year-end audit given the complexity of all the relevant documentation related to our annual goodwill impairment test, income taxes, and the evaluation of our internal control remediation. We are confident that our 10-K filing will occur within the 15-day extension period.

I'll now turn it back to Robert for some closing comments.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Thank you, Michael. The Advisory Board Company continues to be very well positioned in two high demand target markets with a distinct set of research, technology, and services capabilities that power significant member ROI. This drives enduring relationships with our more than 4,400 healthcare and 1,100 education members, a key component of our powerful economic model that includes very high renewal rates and scalable programs that consistently drives strong financial performance. Despite a lower revenue year in 2016, we entered 2017 with much higher margins that continue to expand, a declining debt balance that is now only 2.3 times EBITDA and improving cash performance, a valuable ownership stake in Evolent Health and good visibility into a strong year performance.

8

Finally, across both healthcare and education, we have tremendous opportunities for growth. Since we announced our healthcare business restructuring on January 3, our healthcare team has rallied around our path forward and in both healthcare and education, employees at all levels remain focused on delivering outstanding value to our members. I am extremely grateful for our employees' effort and dedication to our mission and I look forward to reporting on our future successes.

With that, let me hand it over to Robert.

Robert P. Borchert

VP, Investor Relations, The Advisory Board Co.

Thank you. And just to reiterate Robert's earlier statement, we do not intend to comment further on our board strategic review process, so we ask you please confine your questions to our business and financial performance and outlook, and the market environment at large. So with that, Andrea, please open the lines for questions.

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from Matt Hewitt of Craig-Hallum Capital Group.

Matthew G. Hewitt

Analyst, Craig-Hallum Capital Group LLC

Good morning, gentlemen. Thank you for the update and for taking the question.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Sure.

Matthew G. Hewitt

Analyst, Craig-Hallum Capital Group LLC

Just a question regarding the fate of the ACA, which is still in limbo. There is no clear path, I guess, if you will, to when that will be resolved, whether it's repealed, replaced, what not. What are you seeing from customers from a buying standpoint? Are you seeing them pushing ahead with certain areas like MACRA, and there are some opportunities there for you? Or are they still really on hold until they get some clarity from the government? Thank you.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Sure. No. Look, there are some places that we've seen members continuing to need help and make purchase. I mean, obviously the research business for us in terms of helping members get visibility into what the potential changes are and how they might impact members and how they model that forward, I mean, that's a place of huge value. And we see strong performance there. The other things that members continue to – at least from our product portfolio perspective, things like Planning 20/20, strategy, EMR optimization, consulting, those are areas where members have very clear upside from investing in those and feel like they need the support.

I think the places where we've seen through our members' eyes, the uncertainty from the potential changes in regulation play out is larger technology investments or in some cases larger solutions investments, where a member base that had really prepared for one outcome and felt like it was more of the same coming, now confronts a very different environment. And if you're in a state that expanded Medicaid and you felt like you got a reasonable amount of new volume from that or at least covered volume from that, you model it out without the coverage on that volume or with partial coverage on it, you get a very different margin outlook.

9

And so someone who is prioritizing one thing might step back and say, boy, it's going to mean we should be investing somewhere else across the next couple of years if that's the scenario that comes out.

We can help them make those decisions and help them model that out. But until there's a little more clarity as to the path forward, a lot of these members aren't going to make really large kind of system wide technology, analytics, even consulting investments as they wait to have a little more clarity. And it's an understandable situation.

So, no, people are not purchasing anything at all. I think members know they need help. I think the question is, where are they going to prioritize that help in a world where there's still some things that are up in the air like you said.

Matthew G. Hewitt

Analyst, Craig-Hallum Capital Group LLC

Understood. Thank you.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Thank you.

Operator: Our next question comes from Jamie Stockton of Wells Fargo.

Jamie Stockton

Analyst, Wells Fargo Securities LLC

Hey. Good evening. Thanks for taking my questions. I guess maybe, I know you guys aren't commenting on the process. But as far as any impact that it's having on ability to close deals or enthusiasm of the sales force or anything like that. Can you talk about whether you've seen any of that up to this point? Or whether you built anything into your outlook for 2017 for any of that to crop up?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Haven't seen the impact. Our teams are very focused and running ahead at the opportunity in front of us. We did go through a restructuring and kind of realigned in a lot of places. And I think people are charged up and focused on the opportunity there. So the other thing is, we do have a wide revenue guidance range. And so there are some scenarios in there of continued slower sales performance, depending on how long the thing that we've seen from members, where some pause in buying activity might persist. And you could say that the wide revenue guidance range would encompass a reasonable amount of variability in sales performance within that guidance range. So it's probably covered in the guidance. But in general, people are running hard at the market. People are excited about the opportunity. I think people have responded really well to the reorganization of technology and consulting in focus areas and some of the commercial changes that we've made. And so it's something that when you lead a company, you want to manage the distraction and get people focused on what's going on. But I think our team really stepped up and has moved past it and is running hard at the market.

Jamie Stockton

Analyst, Wells Fargo Securities LLC

Okay. That's great. And then, Michael, the contract value number – and I apologize if I missed this. But can you tell us if it excludes the businesses that have been shut down? And then maybe also touch on whether we're actually going to see any kind of stub revenue flow through in 2017 from those businesses, just so that we model all those appropriately? Thanks.

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

Jamie, you broke the one question rule, but I'll answer it anyway. The contract value is everything. I think beginning next quarter we'll go start piecing the pieces out. If you did take those pieces out, the growth rate would've gone up about 0.5 point, so instead of 2.5% it'd be closer to 3%.

10

In terms of the revenue flowing through from the incremental programs – I'm sorry, the discontinued programs, we put the number in the press release for last year, about $17 million of revenue for last year. And normally that would wind down, because those were programs that were not selling as well. So there'll be a number in for calendar 2017 that we'll recognize on our GAAP income statements. I don't know if that's going to be $17 million or $12 million or $10 million or some other number, because I don't know how fast some of those members are going to want to switch off those programs into other ones. So we haven't been able to guide on that specific number. We've guided on the net number, and that's where we're focused on. There will be some additional revenue that flows through, but we've excluded that from guidance, because it's really hard to have a ton of visibility into how that shakes out across the year right now.

Operator: Our next question comes Mohan Naidu of Oppenheimer.

Mohan Naidu

Analyst, Oppenheimer & Co., Inc.

Thanks for taking my questions. Robert, maybe on the higher education side, you have seen pretty strong performance in 2016. As we go into the selling season right now, what are you seeing? Can you repeat what you told your performance back in the 2016 or how is that modeled into the guidance?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

I think that business is kind of running on all cylinders right now like I said in my remarks. And it's really got two selling seasons because it's got the year-end sales season for the revenue in technology business, and then Royall obviously the data-enabled services business has a June year-end, and so you kind get the benefits of two kinds of year-end quotes on seasons. And things feel very good there. It's off to a very good start this year, had a very good finish through last year, and a good year overall. So we're bullish on that business continuing to grow at very strong rates and continue to generate good margin performance.

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

Mohan, in terms of the guidance, obviously, part of the guidance range is the fact that we still have a big season ahead of us in that enrollment business. However, versus where we were at this time last year, we're entering it with a lot more on multiyear contracts, so there's less things to renew and less variability, so we have a tighter range on expectation for that. And two, having managed the business now for longer period of time, a better sense of leading indicator or early close activity, et cetera. So there still is a range based on how we perform, but it's a much narrow range than where we were sitting at this time last year due to some of the operational improvements we've made.

Operator: Our next question comes from Sean Wieland of Piper Jaffray.

Analyst, Piper Jaffray & Co.

Hi, thanks. So you mentioned some new product rollouts that would be a driver of growth into the second half. Can you comment on what are some of these new rollouts and how you have that visibility?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

I'm not going to a comment further than I said in the script. I think I mentioned some of areas in the healthcare side and the higher ed side. There is a lot of work we're doing around the intersection of enrollment in Student Success and building on the Student Success platform. But I'd say on the healthcare side, in each of the focus areas there's some very visible new opportunities that I'd expect to pace across the year in the higher ed side. There is a set of three to four to five new product launches that we'd expect to roll out across the remainder of the year as well.

Operator: Our next question comes from Steven Valiquette of Bank of America.

Jonathan Yong

Analyst, Bank of America Merrill Lynch

11

Hey, this is Jonathan Yong on for Steve. I guess on the education side, has the selection of Betsy DeVos created any additional opportunities for you guys? What are clients saying? Are they a little bit concerned with her selection? And I guess what type of opportunity does this create for you guys? Thanks.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Sure. I think it's early to comment specifically on one person's appointment. Obviously, people are watching out. And they'll like in healthcare, have turned to our researchers for help and guidance in terms of scenario planning around the different moves that she and the education department may make going forward. So I'd say, number one, it always fuels additional calls to our researchers. I don't think there has been any sort of meaningful membership as a result of that. The second thing is like in healthcare, there is a change in complexity likely coming on the education side I'd say in part driven by the election. But in general, it's an industry that is starting to face some of the industry-moving challenges that we've seen play out a decade ago in healthcare, which is a economic model that's a little bit under pressure, increasing access to and need for performance data and analytics, a growing receptivity to use of those analytics to drive better "business performance" and so I think you have an industry that's facing a lot of seismic forces that require members to not only access best practices, but to really seek ways to embed those best practices in the work that they do. So the administration change and the subsequent moves I'd add on top of all that in terms of creating an environment that we feel like is really conducive to continued very strong business growth over the next both short, medium, and long-term horizons.

Operator: Our next question comes from Matthew Gillmor of Robert Baird.

Matthew D. Gillmor, CFA

Analyst, Robert W. Baird & Co., Inc.

Hey, thanks for taking the question. I wanted to follow up on some of the guidance comments. I think Michael mentioned you had several contracts starting in the second quarter that helps with the ramp through the year. Can you give us some detail around the nature of those contracts, whether it's consulting engagements or on the technology side? And then any sense for the visibility you have around those start dates? Thanks.

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

So, Matt, it's a little bit of some of the things we sold across December and early this quarter. There is a mix. There's some bigger ones that are consulting. They start early Q2 and that's just one of the several factors I mentioned that drives sequential revenue across the year and generally we do have sequential revenue increases from sales pacing and sales timing. This year we've got a little bit of an extra increase off of Q1 due to some of the larger sales in December and in January, February starting in April and May that drive up some revenue in Q2 a little bit higher than Q1. And then as we've talked about, new product rollouts across the year, probably little more H2 weighted than Q2 weighted and the Royall step-up for next fiscal year, as the sales we've done this year, the selling we're doing ahead of next fiscal year, and the renewals drive growth in that business starting in H2. Those are some of the things that will drive sequential revenue growth across the year.

Operator: Our next question comes from Ryan Daniels of William Blair.

Ryan S. Daniels

Analyst, William Blair & Co. LLC

Thanks for taking the question. Maybe a big picture question as a follow-up to Sean's commentary. I'm just curious, if given the slowdown you're seeing in healthcare and some of the uncertainties that's changed your investment priorities in regards to new product launches, such that you're focusing more on investments in higher education and product integration between Royall and Education Advisory Board and increasing the sales team exposure for higher ed in particular? Thanks.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Ryan, thanks for the question. I'd say, in general, we've been certainly investing as much as we can in the areas where we see upside in higher education in that business. It has a lot of running room, we have a good leadership position in the places we're in and I feel like there is a lot of very clear value to deliver to members. That our overall investment in new product development type activity has been shifting towards higher ed over the past couple of years. No question as a percentage.

12

At the same time, I think we were clear when we did the reorg that as part of looking at our spending, we were also careful about how much we were investing back in new stuff in the business versus scaling the platforms we already have in some of the focus areas and so the net result of that is probably not quite as much overall basis point investment back in the business in terms of brand new stuff. The nature of it in the healthcare side, I would want to say though is still, there's a lot of new opportunities within each of the focus areas and so I describe it as not that we're not doing it, more that it's more focused and it's focused around those three areas, which we've identified as large markets, places where we have a very good platform to build off of, places that even in the area of some of the regulatory change are going to be areas that members need a ton of help in, they are kind of evergreen type areas and places where there is a lot of innovation that we feel like by being in there, working with members and driving a lot of value, we sit in a position where members will push us on innovation and we can be very focused in how we evolve those portfolios.

And so, while it may not always manifest as "new product launches in each of the areas," it will manifest as expansion of our capabilities that should drive additional revenue in the form of either price increase or new sales of add-on capabilities. So, that's the way we think about it. The net result is yes. Sorry, I had to do such a long answer, but more of the new product mix is in education for sure, but we've continued to be investing a lot back in the business, and it may not have been as much as a percentage of our overall revenues in prior years, but it's still a lot.

Operator: Our next question comes from Eric Percher of Barclays.

Eric Percher

Analyst, Barclays Capital, Inc.

Thank you. I know we spent a lot of time on the new sales environment, could you speak to the renewal environment for technology. I know it's been very high on the subscription-based revenue you spoke to, but I don't know if you're able to give detail within technology or technology versus other businesses, what does that renewal look like, and how has that changed over the last year or two?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

No, renewal has really been one of the strengths of the businesses across all of our renewable areas. So if you say that our business is roughly 80-plus percent renewable, renewal rates on all parts of that have been consistently high. So we've continued to see very, very strong renewal rates in data enabled services. So the former Royall business. Very strong renewal rates across research and continued very strong renewal rates across technology. Now those are different rates per business, but in general you're looking at 93%, 94% across the business with kind of Royall being at the high end, research being right around that average, and technology in general being a little bit lower on the healthcare side. But that's been consistent over several years. So certainly no downward change.

And I think again, that reflects the value members are getting in it. Last year we delivered $2 billion in member validated ROI. And most of that was technology products. And so you still see a very strong technology value proposition on the higher ed side, very strong renewal rates in our student success technology work. Members clearly getting tons of value from their work with us there. And I talked about the Royall ROI on the call, which first year ROI of 7-to-1 and multi-year ROI much higher than that.

So it comes down to if we can continue to deliver the very strong value through all those programs, we'll continue to see very strong renewals across the business. And that's been a real bright spot even in a tougher sales year on the healthcare technology side.

Operator: Our next question comes from Nicholas Jansen of Raymond James & Associates.

13

Nicholas M. Jansen

Analyst, Raymond James & Associates, Inc.

Hey, guys. Most of my questions have been answered, but maybe just talk a little bit about the January and February trend. I think you noted that it was an improvement relative to 4Q. Just trying to get a sense of magnitude. And how do we think about that in context of maybe the pause surrounding the administration change happening in 4Q, but now we're kind of (de-following) as we progress through the year? Thanks.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Again, Q1 is a small quarter, so I want to be careful to read too much into it. I'll be my normal measured self. Which is higher ed started very strong in this year, so we've seen very good sales performance there. Healthcare started as expected. We didn't build in a huge ramp in the first quarter, based on some pretty tough performance coming out of November and December. So it's not like we had huge expectation the first quarter, but we are on track with those expectations. And so when you think about – granted it's a wide guidance range, but we're certainly on track for performance across the year, kind of where we wanted to be at this point.

Operator: Our next question comes from Richard Close of Canaccord Genuity.

Richard Close

Managing Director, Canaccord Genuity Group, Inc.

Just a little bit deeper on the technology renewal side. Specifically on Crimson, and you guys obviously had a lot of success there. Have you seen any material changes in Crimson renewal rates over the course of the last year?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

No, I mean I'd say the healthcare technology business as a whole, of which Crimson is a huge part of it, has continued to have very strong renewal rates as I mentioned before. And we still see that as a real strength of that business. I'm kind of repeating some of the points I said before, but it's a sticky business. Once members get in and start using the product and using the metrics to drive performance in certain areas, we generally have a good track record of delivering a lot value to members. And once they're in that position, the return on the product keeps them onboard. We don't renew 100%. There are always members where there is a change in leadership or in some cases members don't see the value, and they make that trade-off. But in general, if we do our job of getting a member up and running and start delivering value, they become sticky long-term relationships. And that includes Crimson as well as the revenue cycle portfolio as well as the non-Crimson non-revenue cycle Compass portfolio.

Operator: Our next question comes from Stephanie Davis of JPMorgan.

Stephanie J. Davis

Analyst, JPMorgan Securities LLC

Hey, guys, thanks for taking my question. You mentioned in the prepared remarks that you're seeing uneven demand among your healthcare client base. Could you give us some further color on which areas have seen the greatest pullback?

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

It's mostly – where we saw the biggest impact was healthcare technology. That's probably the place where we went – and we do have a pretty rapid sales cycle. And so I think in many cases, we tend to see impact quicker than in some of the longer sales cycle products. So we had a lot of pursuits that felt like they were headed to close in November and December, that were certainly disrupted or at least put on pause by that. And those were in general across healthcare technology. That's balanced against places where we saw continued strength, which is the whole education business, especially student success technology. And then on the healthcare side, again, good research sales, good strategy in EMR consulting sales. And really the one exception on the technology area was Planning 20/20, which deals with strategic planning and kind of modeling the future. And so you can understand why that may not have been impacted as much. It's kind of the one of the key areas that members need as they look forward.

14

But all the other areas of technology just – and I don't think it was necessarily content area driven so much as it is members who were lining up to make a big investment in something that they felt like was integral to their performance over the next several years, wanting to be sure that was still their top priority once the election came. But certainly where we felt it was primarily across the technology business.

Operator: [Operator Instructions] Our next question comes from Shlomo Rosenbaum of Stifel.

...

Shlomo Rosenbaum

Analyst, Stifel, Nicolaus & Co., Inc.

Hi. Thank you very much for taking my question. I have one question that's little just free cash flow focused, I'm hoping to squeeze in another one just over the embedded guidance, our growth rates in the guidance, but on a free cash flow basis we're expecting to go from like $61 million to $80 million in free cash flow this year and that excludes any costs from the restructuring and stuff like that. How much are you assuming in terms of converting some backed up receivables? In other words, is there an ability to outperform on that because you have stuff that's going through receivables or is that already baked in and that's kind of a normal what you'd expect for that kind of base of revenue that we have, how should we think of that?

Michael T. Kirshbaum

Chief Financial Officer & Treasurer, The Advisory Board Co.

It's a good question, we modeled cash flow from ops growth roughly in line with EBITDA growth and so we have not built in tons of performance improvements. That said, it's an area we're incredibly focused. We saw a better Q4 than we saw earlier in terms of cash collections and January and February have been better as well and so we're managing it closely, I'd love to do better than the numbers we put out there. But the numbers we put out there assumes a somewhat consistent environment to what we saw last year.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Robert Musslewhite for any closing remarks.

Robert W. Musslewhite

Chairman & Chief Executive Officer, The Advisory Board Co.

Thank you all for the questions and your participation tonight, and we look forward to speaking with many of you across the coming weeks. So, thank you. Good night.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.

Copyright © 2001-2017 FactSet CallStreet, LLC

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2017 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC.

All other trademarks mentioned are trademarks of their respective companies. All rights reserved.